Exhibit 99.1

Press Release For immediate release

Invesco Ltd. Announces November 30, 2025 Assets Under Management

Investor Relations Contacts: Media Relations Contact:	Greg Ketron | 404-724-4299 Jennifer Church | 404-439-3428 Andrea Raphael | 212-323-4202

Atlanta, December 9, 2025 --- Invesco Ltd. (NYSE: IVZ)1, a leading global asset management firm announced today preliminary month-end assets under management (AUM) of $2,154.3 billion, a decrease of 0.6% versus previous month-end. The firm delivered net long-term inflows of $3.4 billion in the month. Non-management fee earning net outflows were $1.1 billion and money market net outflows were $10.6 billion. AUM was negatively impacted by unfavorable market returns which decreased AUM by $4 billion. FX increased AUM by $0.6 billion. Preliminary average total AUM for the quarter through November 30 was $2,153.8 billion, and preliminary average active AUM for the quarter through November 30 was $1,117.7 billion.

Total Assets Under Management
(in billions)	Total	ETFs & Index Strategies	Fundamental Fixed Income	Fundamental Equities	Private Markets	China JV	Multi- Asset / Other[2]	Global Liquidity	QQQ

November 30, 2025[1]	$2,154.3	$628.0	$309.7	$299.2	$129.7	$125.7	$68.7	$190.3	$403.0
October 31, 2025	$2,166.6	$621.4	$309.4	$301.5	$129.9	$125.2	$68.1	$200.3	$410.8
September 30, 2025	$2,124.8	$605.7	$308.8	$299.6	$130.9	$121.8	$82.1	$190.1	$385.8
August 31, 2025	$2,063.6	$580.0	$304.1	$291.3	$131.9	$118.0	$80.5	$192.2	$365.6

[1]	All November numbers preliminary - subject to adjustment.
[2]	Approximately $15 billion in India-based assets under management were reclassified to Multi-Asset/Other in each month presented prior to the October 31, 2025 sale of Invesco’s majority interest at which time the India-based assets under management were removed; the China JV investment capability as presented herein and going forward represents only those assets under management in Invesco’s China JV.

About Invesco Ltd.
Invesco Ltd. is one of the world’s leading asset management firms with 8,300 employees helping clients in more than 120 countries. With $2.1 trillion in assets under management as of Sept. 30, 2025, we deliver a comprehensive range of active, passive and alternative investment capabilities. Our collaborative mindset, breadth of solutions and global scale mean we're well positioned to help retail and institutional investors rethink challenges and find new possibilities for success. For more information, visit www.invesco.com.
.
###